Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2012 (except for Notes 3, 16 and 17, as to which the date is April 10, 2012) in the Registration Statement (Form S-4) and related Prospectus of Armored AutoGroup Inc. for the registration of $275,000,000, 9.25% Senior Notes due 2018.

/s/ Ernst & Young LLP

San Francisco, California

April 13, 2012